NORTH CENTRAL BANCSHARES, INC.
OMNIBUS AMENDMENT TO THE SEO AGREEMENTS

This Omnibus Amendment Agreement, dated as of January __, 2009 (the “Agreement”), is entered into by and between __________ (the “Executive”) and North Central Bancshares, Inc. (the “Company”).

WHEREAS, on October 3, 2008, the United States Congress enacted the Emergency Economic Stabilization Act of 2008 (“EESA”), and the United States Department of the Treasury (the “Treasury”) is administering the Troubled Assets Relief Program and the Capital Purchase Program (the “CPP”) pursuant to EESA;

WHEREAS, the Company submitted an application to participate in the CPP on November 13, 2008, and Treasury notified the Company that it has been preliminarily approved to participate in the CPP via telephone on December 8, 2008, and in writing on December 11, 2008;

WHEREAS, Section 111 of EESA and the Treasury guidance and regulations issued thereunder or to be issued thereunder (the “Treasury Guidance”) impose, as a condition to participating in the CPP, certain limitations on executive compensation that the Company and its affiliates may pay or provide to the Company’s top five senior executive officers, as defined in the regulations applicable to CPP participants, such as the Company (each a “SEO”);

WHEREAS, in connection with Company’s participation in the CPP, the Treasury will purchase certain preferred shares and warrants of the Company (the “Purchased Securities”) pursuant to a Securities Purchase Agreement, between the Treasury and the Company (the “Purchase Agreement”),

WHEREAS, Section 1.2(d)(iv)(A) of the Purchase Agreement requires the Company to  amend any compensation, bonus, incentive and other benefit plans, arrangements, and agreements (including golden parachute, severance and employment agreements) benefiting SEOs  (collectively,  with such agreements to which any affiliates of the Company are a party, the “SEO Agreements”), and to obtain written consent from any SEO for such amendments, if necessary, during the period that Treasury owns any Purchased Securities, in order to comply with Section 111(b) of EESA as implemented by the Treasury Guidance; and

WHEREAS, the Executive is, or may in the future be, an SEO, as defined in subsection 111(b)(3) of EESA and regulations issued thereunder; and

WHEREAS, the Company and the Executive desire to amend the SEO Agreements to the extent necessary to comply with Section 111(b) of the EESA, the Treasury Guidance, and the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Executive and the Company hereby agree as follows:

1.
Amendments to the SEO Agreements. Effective beginning as of the date hereof (to the extent the Executive is an SEO for the 2008 calendar year) and during any calendar year commencing after January 1, 2009, if any, during which the Executive is an SEO and ending when the Treasury no longer owns any Purchased Securities (such period shall be referred to as the “CPP Restricted Period”), the Executive’s SEO Agreements are hereby amended as follows to comply with Section 111(b) of the EESA, the Treasury Guidance, and the Purchase Agreement:

(a)
In the event that the Compensation Committee of the Board of Directors of the Company (the “Committee”) reasonably determines that any payment or benefit to which the Executive is or may become entitled under the SEO Agreements is a “golden parachute payment” for purposes of Section 111(b) of the EESA and the Treasury Guidance, including the rules set forth in of 31 C.F.R. § 30.9, Q/A 9, (i) neither the Company nor its affiliates shall pay or provide (nor shall the Company or its affiliates obligated to pay or provide),  such payment or benefit during the CPP Restricted Period, and (ii) the Executive shall not be entitled to receive, during the CPP Restricted Period, such payment or benefit.

(b)
Any bonus or incentive compensation paid to the Executive during the CPP Restricted Period will be subject to recovery or “clawback” by the Company or its affiliates if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, as reasonably determined by the Committee pursuant to Section 111(b) of the EESA and the Treasury Guidance.

(c)
In the event that the Committee reasonably determines that any incentive compensation arrangement pursuant to which the Executive is or may be entitled to a payment encourages the Executive to take unnecessary and excessive risks that threaten the value of the financial institution within the meaning of 31 C.F.R. §30.9 Q/A 4, the Committee shall amend such incentive compensation arrangements to prevent any such risk-taking.

2.	Miscellaneous.

(a)	The Executive’s execution of this Agreement shall not be determinative of the Executive’s status as a SEO.

(b)	This Agreement shall be void ab initio if the Closing of the transactions contemplated by the Purchase Agreement does not occur.

(c)	This Agreement may be executed in one or more counterparts, each of which when executed shall be an original, but all of which when taken together shall constitute one and the same agreement.

(d)	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Iowa.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has hereunto set his hand as of the day and year first above written.

COMPANY

By:
Its:

EXECUTIVE

By:
[Name of Senior Executive Officer]